Exhibit 99.1

Pier 1 Imports, Inc. Reports Fiscal 2012 Third Quarter Financial Results

Third Quarter Operating Income Improves 50%

FORT WORTH, Texas--(BUSINESS WIRE)--December 15, 2011--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the third quarter ended November 26, 2011.

Third Quarter Highlights

  Comparable store sales increase of 7.0% versus last year’s increase of 10.2%; three-year cumulative comparable store sales increase of 30.9%
  Merchandise margins of 60.5% of sales versus 58.9% last year
  Gross profit of 43.2% of sales compared to 40.7% last year
  Operating income increased 50.2% and is 8.6% of sales compared to 6.2% of sales last year
  Earnings per share of $0.21 (fully taxed) versus $0.18 per share last year (minimally taxed)

Execution of Three-Year Growth Plan

Alex W. Smith, President and Chief Executive Officer, commented, “We are very pleased with the results of our third quarter. Our strong product assortments, the right balance of regular and promotional pricing and a great store experience are driving robust sales and merchandise margin growth. December sales so far are strong and we expect this trend to continue for the final ten days leading up to Christmas. Our growth plan is on track as we execute our business model with increasing finesse. Operating margins and sales per retail square foot continue to grow. Pier 1 To-Go, which allows customers to order online and pick-up and pay in-store, is positively impacting top line sales and our new e-commerce enabled site will launch next summer. We look forward to discussing our third quarter results in more detail and providing updates to the balance of the year and our three-year growth plan initiatives later this morning on our conference call.”

Third Quarter Results

For the third quarter ended November 26, 2011, the Company reported net income of $23.0 million, or $0.21 per share, which included an income tax provision of $12.4 million. Net income for the third quarter last year was $21.0 million, or $0.18 per share, which included an income tax provision of $0.5 million due to the Company’s federal net operating loss tax carry-forward position. Income before income taxes was $35.4 million for the third quarter compared to income before income taxes of $21.5 million for the same period last year. Total sales for the third quarter were $382.7 million, an 8.2% increase from $353.8 million in the year-ago quarter. Comparable store sales increased 7.0% during the third quarter compared to last year’s comparable store sales increase of 10.2% for the same period. The sales increase for the quarter was primarily the result of increases in store traffic and average ticket.

Merchandise margins for the quarter were 60.5% of sales compared to 58.9% of sales in the same period last year. The 160 basis point improvement in merchandise margins continues to be positively impacted by strong input margins, the right balance between regular and promotional pricing and well-managed inventory levels. Store occupancy costs were $66.2 million for the quarter, or 17.3% of sales, compared to $64.4 million, or 18.2% of sales, last year. Gross profit for the quarter improved to $165.5 million, or 43.2% of sales, from $144.1 million, or 40.7% of sales in the third quarter of last year.

Third quarter selling, general and administrative expenses totaled $127.5 million, or 33.3% of sales, compared to $117.5 million, or 33.2% of sales, in the year-ago quarter. For the quarter, SG&A expenses consisted of $26.4 million in marketing, $84.2 million in payroll, and $16.9 million in other G&A costs.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the third quarter as compared to the same period last year.

	Three months ended
	November 26, 2011		November 27, 2010
	Expense	% Sales	Expense	% Sales	Increase
($ in millions)
Store payroll	$58.5	15.3%	$56.9	16.1%	$1.6
Marketing	26.4	6.9%	23.6	6.7%	2.8
Store supplies, services and other	6.6	1.7%	6.0	1.7%	0.6
Variable costs	91.5	23.9%	86.5	24.5%	5.0

Administrative payroll	25.7	6.7%	21.5	6.1%	4.2
Other relatively fixed expenses	10.3	2.7%	9.5	2.6%	0.8
Relatively fixed costs	36.0	9.4%	31.0	8.7%	5.0

	$127.5	33.3%	$117.5	33.2%	$10.0

Operating income for the third quarter increased 50.2% to $32.9 million, or 8.6% of sales, compared to last year’s operating income of $21.9 million, or 6.2% of sales, reported for the same period. The overall improvement in operating income is primarily attributable to increases in sales and merchandise margins.

Year-to-Date Results

For the year-to-date period ended November 26, 2011, the Company reported net income of $53.7 million, or $0.47 per share, which included an income tax provision of $28.9 million. Net income for the same period last year was $43.1 million, or $0.37 per share, which included an income tax provision of $0.9 million due to the Company’s federal net operating loss tax carry-forward position. Income before income taxes was $82.7 million for the first nine months compared to income before income taxes of $43.9 million for the same period last year. Total sales for the first nine months increased 9.0% to $1.057 billion from $969.9 million in the year-ago period. Comparable store sales for the first nine months increased 9.2% compared to last year’s comparable store sales increase of 11.8% in the year-ago period.

Merchandise margins for the first nine months were 59.9% of sales compared to 58.6% of sales in the same period last year. Store occupancy costs were $199.3 million, or 18.9% of sales, compared to $195.9 million, or 20.2% of sales, last year. As a percentage of sales, gross profit for the first nine months was 41.1% compared to 38.4% last year.

Year-to-date selling, general and administrative expenses were $342.4 million, or 32.4% of sales, compared to $312.9 million, or 32.3% of sales, in the year-ago period. SG&A expenses consisted of $56.4 million in marketing, $236.2 million in payroll, and $49.8 million in other G&A costs.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the first nine months of the year as compared to the same period last year.

	Nine months ended
	November 26, 2011		November 27, 2010		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$170.2	16.1%	$159.9	16.5%	$10.3
Marketing	56.4	5.3%	47.3	4.9%	9.1
Store supplies, services and other	17.9	1.7%	18.4	1.9%	(0.5)
Variable costs	244.5	23.1%	225.6	23.3%	18.9

Administrative payroll	66.0	6.3%	58.7	6.1%	7.3
Other relatively fixed expenses	31.9	3.0%	28.6	2.9%	3.3
Relatively fixed costs	97.9	9.3%	87.3	9.0%	10.6

	$342.4	32.4%	$312.9	32.3%	$29.5

Operating income for the first nine months of the year increased 68.7% to $76.5 million, or 7.2% of sales, compared to last year’s operating income of $45.3 million, or 4.7% of sales, for the same period. The overall improvement in operating income is primarily attributable to increases in sales and merchandise margins.

Balance Sheet, Share Repurchase Program and Income Taxes

At the end of the third quarter, inventory was in line with management’s expectations and totaled $367.9 million, up 8.7% over last year’s third quarter-end balance of $338.4 million. The increase in inventory was primarily due to slightly larger purchases of seasonal merchandise to support higher sales and early receipt of spring merchandise in order to transition and set the stores earlier for spring. By the end of the fiscal year, inventory is expected to be slightly above last year-end’s levels. Management continues to strategically manage its inventory purchases and monitor its inventory levels to keep them in line with consumer demand.

Cash and cash equivalents at the end of the third quarter were $179.3 million, a decrease from last year’s balance of $209.8 million for the same period. Capital expenditures for the first nine months totaled $40.4 million and consisted primarily of investments in new stores, existing store improvements, and infrastructure and technology development as described in the three-year growth plan.

During the third quarter, the Company did not repurchase shares under the newly authorized $100 million share repurchase program and $100.0 million currently remains available for repurchase. As of December 15, 2011, approximately 109.7 million shares of the Company’s common stock were outstanding.

Given the improved performance and expectations for the remainder of the fiscal year, the Company believes it is probable that during the fourth quarter it will be able to conclude that the realization of all deferred tax assets is more likely than not. Accordingly, it is likely that the Company will reverse its valuation allowance and record a non-cash tax benefit of approximately $60 million, or an estimated $0.54 per share, during the fourth quarter of the current fiscal year.

Third Quarter Conference Call and December Sales Release

The Company will host a conference call concerning fiscal 2012 third quarter financial results at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 25501934.

A replay will be available after 12:00 p.m. Central Time for a 24-hour period and the replay can be accessed by calling 1-855-859-2056, or if international, 1-404-537-3406 using the conference ID number 25501934.

The Company will announce fiscal 2012 December sales on January 5, 2012.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	November 26,	% of	November 27,	% of
	2011	Sales	2010	Sales

Net sales	$382,699	100.0%	$353,759	100.0%

Cost of sales (including buying and store occupancy costs)	217,209	56.8%	209,690	59.3%

Gross Profit	165,490	43.2%	144,069	40.7%

Selling, general and administrative expenses	127,514	33.3%	117,524	33.2%
Depreciation and amortization	5,104	1.3%	4,666	1.3%

Operating income	32,872	8.6%	21,879	6.2%

Nonoperating (income) and expenses:
Interest and investment income and other	(3,238)		(1,045)
Interest expense	739		1,424
	(2,499)	-0.6%	379	0.1%

Income before income taxes	35,371	9.2%	21,500	6.1%
Income tax provision	12,383	3.2%	496	0.2%

Net income	$22,988	6.0%	$21,004	5.9%

Earnings per share:
Basic	$0.21		$0.18
Diluted	$0.21		$0.18

Average shares outstanding during period:
Basic	108,713		116,479
Diluted	110,306		117,680

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Nine Months Ended
	November 26,	% of	November 27,	% of
	2011	Sales	2010	Sales

Net sales	$1,056,854	100.0%	$969,887	100.0%

Cost of sales (including buying and store occupancy costs)	622,775	58.9%	596,970	61.6%

Gross Profit	434,079	41.1%	372,917	38.4%

Selling, general and administrative expenses	342,416	32.4%	312,917	32.3%
Depreciation and amortization	15,171	1.5%	14,653	1.4%

Operating income	76,492	7.2%	45,347	4.7%

Nonoperating (income) and expenses:
Interest and investment income and other	(8,441)		(3,113)
Interest expense	2,279		4,516
	(6,162)	-0.6%	1,403	0.2%

Income before income taxes	82,654	7.8%	43,944	4.5%
Income tax provision	28,929	2.7%	886	0.1%

Net income	$53,725	5.1%	$43,058	4.4%

Earnings per share:
Basic	$0.47		$0.37
Diluted	$0.47		$0.37

Average shares outstanding during period:
Basic	113,767		116,363
Diluted	115,490		117,202

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	November 26,	February 26,	November 27,
	2011	2011	2010
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $136,765, $261,274 and $164,066, respectively	$179,296	$301,471	$209,781
Accounts receivable, net	26,561	14,814	24,313
Inventories	367,876	311,770	338,437
Income tax receivable	134	1,043	972
Prepaid expenses and other current assets	21,525	22,871	20,694
Total current assets	595,392	651,969	594,197

Properties, net	87,029	64,773	59,171
Other noncurrent assets	30,405	26,835	31,008
	$712,826	$743,577	$684,376

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$68,437	$57,421	$61,445
Current portion long-term debt	-	-	16,542
Gift cards and other deferred revenue	58,369	71,963	44,672
Accrued income taxes payable	11,731	232	2,313
Other accrued liabilities	115,342	106,739	116,931
Total current liabilities	253,879	236,355	241,903

Long-term debt	9,500	9,500	9,500
Other noncurrent liabilities	70,666	84,870	79,425

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125	125
Paid-in capital	230,524	243,051	244,134
Retained earnings	347,538	293,813	236,746
Cumulative other comprehensive loss	(2,174)	(784)	(262)
Less -- 15,574,000, 7,748,000 and 7,967,000
common shares in treasury, at cost, respectively	(197,232)	(123,353)	(127,195)
	378,781	412,852	353,548
	$712,826	$743,577	$684,376

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	November 26,	November 27,
	2011	2010

Cash flow from operating activities:
Net income	$53,725	$43,058
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization	23,078	24,178
Loss (gain) on disposal of fixed assets	388	(1,687)
Stock-based compensation expense	4,780	3,668
Deferred compensation	4,342	3,127
Lease termination expense	783	680
Amortization of credit card deferred revenue	(15,625)	-
Amortization of deferred gains	(9,794)	(5,683)
Other	(1,118)	2,662
Changes in cash from:
Inventories	(56,106)	(24,941)
Accounts receivable, prepaid expenses and other assets	(17,586)	(10,460)
Income tax receivable	909	(411)
Accounts payable and accrued expenses	12,668	4,118
Accrued income taxes payable	11,499	(2,654)
Net cash provided by operating activities	11,943	35,655

Cash flow from investing activities:
Capital expenditures	(40,359)	(19,659)
Proceeds from disposition of properties	1,341	10,619
Proceeds from sale of restricted investments	423	3,818
Purchase of restricted investments	(1,240)	(3,815)
Collection of notes receivable	-	1,500
Net cash used in investing activities	(39,835)	(7,537)

Cash flow from financing activities:
Purchases of treasury stock	(100,000)	-
Proceeds from stock options exercised, stock purchase plan and other, net	8,814	3,251
Repayment of long-term debt	-	(9,500)
Debt issuance costs	(3,097)	-
Net cash used in financing activities	(94,283)	(6,249)

Change in cash and cash equivalents	(122,175)	21,869
Cash and cash equivalents at beginning of period	301,471	187,912
Cash and cash equivalents at end of period	$179,296	$209,781

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400